UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

SANDERSON FARMS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 16, 2009
Dear Stockholder:
     The 2009 Annual Meeting of Stockholders of the Company will be held in the Multi-Purpose Room of the Company’s General Corporate Offices in Laurel, Mississippi, at 10:00 AM on Thursday, February 19, 2009. The purposes of the Annual Meeting are set forth in the accompanying Notice and Proxy Statement.
     The 2008 Annual Report, which is enclosed, contains financial and other information concerning the Company and its business for the fiscal year ended October 31, 2008. The Annual Report is not to be considered part of the proxy solicitation materials.
     We cordially invite you to attend the Annual Meeting. If you cannot attend, please complete and return the enclosed Proxy using one of the voting methods described in the enclosed materials so that your vote can be recorded.
Cordially,
Joe F. Sanderson, Jr.
Chairman of the Board

SANDERSON FARMS, INC.
P.O. Box 988
Laurel, Mississippi 39441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 AM (local time) on Thursday, February 19, 2009

PLACE	The Multi-Purpose Room of the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443

ITEMS OF BUSINESS	(1) To elect Class B Directors to serve until the 2012 Annual Meeting;

(2) To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2009;

(3) To consider and act upon one stockholder proposal, if presented at the meeting; and

(4) To transact such other business as may properly come before the meeting or any adjournment.

RECORD DATE	You can vote if you are, or if a nominee through which you hold shares is, a stockholder of record on December 30, 2008.

ANNUAL REPORT AND PROXY STATEMENT	Our 2008 Annual Report, which is not a part of the proxy solicitation material, is enclosed. Details of the business to be transacted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card included with your proxy materials. You can revoke your proxy before it is voted at the meeting by following the instructions in the accompanying Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 19, 2009
The Notice of Annual Meeting of Stockholders, the Proxy Statement, and our 2008 Annual Report are also available on-line at:
www.sandersonfarms.com/proxy
BY ORDER OF THE BOARD OF DIRECTORS:
/s/ James A. Grimes
Secretary

PROXY STATEMENT
General
     Our Board of Directors is soliciting the enclosed proxy in connection with our 2009 Annual Meeting of Stockholders to be held on February 19, 2009, as well as in connection with any adjournments of that meeting. Our post office address is Sanderson Farms, Inc., P. O. Box 988, Laurel, Mississippi 39441.
     Even if you submit a proxy, you may still attend the annual meeting in person, and you may revoke your proxy by voting in person at the meeting. You may also revoke your proxy before it is voted at the meeting in any of the following ways:
•	by filing with our Corporate Secretary a written notice of revocation;
•	by submitting to our Corporate Secretary a properly completed and signed proxy dated a later date; or
•	by re-voting by Internet or by telephone before 11:59 PM on February 18, 2009 using the instructions contained in the enclosed materials, if telephone or Internet voting is available to you.
     Unless you revoke your proxy, it will be voted at the meeting according to your instructions, as long as you have properly completed and submitted it to us.
     If you properly complete and submit a proxy but you do not specify how your proxy should be voted, then the proxy will be voted FOR:
•	the election of the nominees for Class B Director set forth in this Proxy Statement and
•	the ratification and approval of Ernst &Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2009;
and the proxy will be voted AGAINST:
•	the stockholder proposal contained in this Proxy Statement regarding “CAK.”
     Our Chief Financial Officer will vote all proxies in his discretion on all other matters that may properly come before the meeting. As of the date of this Proxy Statement, we have not received notice and we are not aware of any business to be transacted at the meeting other than the matters that are listed in the notice and are described in this Proxy Statement.
     If you hold shares of our common stock in your broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted on any matter on which your broker does not have discretionary authority to vote for you. A vote that is not cast for this reason is called a “broker non-vote.” We will treat broker non-votes as shares present for the purpose of determining whether a quorum is present at the meeting, but we will not consider them present for purposes of calculating the vote required on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an ABSTENTION on the matter.
     We are paying the cost of soliciting the proxies.
     Our 2008 Annual Report accompanies this Proxy Statement, but is not to be considered a part of the proxy solicitation material. The record date for the Annual Meeting is December 30, 2008. These materials are being mailed to stockholders and posted on-line at www.sandersonfarms.com/proxy on or about January 16, 2009.
Capital Stock
     Our authorized capital stock consists of 5,000,000 shares of non-voting preferred stock, of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $100.00 per share, none of which shares have been issued, and 100,000,000 shares of voting Common Stock, par value $1.00 per share, of which 20,804,505 shares had been issued and were outstanding as of December 30, 2008, the record date for the Annual Meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. Each such stockholder is entitled to one vote for each share of common stock held at that date.

     Beneficial Ownership
     The following table sets forth information, as of January 9, 2009, concerning (a) the only stockholders known by us to own beneficially more than 5% of our outstanding common stock, which is our only class of voting securities outstanding, (b) the beneficial ownership of common stock of our executive officers named in the “Summary Compensation Table” below, and (c) the beneficial ownership of common stock by all of our directors and executive officers as a group. On January 9, 2009, there were 20,809,317 shares of our common stock outstanding.

	Amount
	Beneficially	Percent
Beneficial Owner(s) and Address	Owned (1)	of Class
Trustmark National Bank (2)	1,708,747 shares	8.21%
Joe F. Sanderson, Jr. (3)	1,100,320 shares	5.29%
Lampkin Butts (5)	97,684 shares	(9)
Mike Cockrell (4)	37,908 shares	(9)
James A. Grimes (6)	28,885 shares	(9)
Artisan Partners Limited Partnership (7)	1,547,100 shares	7.43%
Royce & Associates, LLC (7)	2,952,859 shares	14.19%
LSV Asset Management (7)	1,103,624 shares	5.30%
All Directors and executive officers as a group (15 persons) (8)	1,436,727 shares	6.90%
(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.

(2)	Address: 415 North Magnolia, Laurel, Mississippi 39440. Trustmark National Bank is the trustee of the Employee Stock Ownership Plan and Trust of Sanderson Farms, Inc. and Affiliates (the “ESOP”), which is the record owner of 1,708,747 shares of common stock of the Company. Trustmark National Bank, in its capacity as trustee of the ESOP, has investment power with respect to those shares of common stock and therefore is deemed to beneficially own, under applicable regulations of the Securities and Exchange Commission, the 1,708,747 shares of common stock owned of record by the ESOP. Trustmark National Bank disclaims beneficial ownership of such shares. The participants in the ESOP have sole voting power over the shares allocated to their respective accounts.

(3)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 1,003,639 shares owned of record by Joe F. Sanderson, Jr., over which he exercises sole voting and investment power, and 86,873 shares allocated to Mr. Sanderson’s account in the ESOP, with respect to which he has sole voting power. The trustee of the ESOP has investment power over the 86,873 shares allocated to Mr. Sanderson’s account under the ESOP. The amount shown in the table also includes 9,808 shares owned of record by Mr. Sanderson’s wife, over which she exercises sole voting and investment power. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), Mr. Sanderson disclaims beneficial ownership of the 9,808 shares owned of record by his wife. The amount owned of record by Mr. Sanderson includes 100,000 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(4)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 34,381 shares owned of record by Mr. Cockrell over which he exercises sole voting and investment power, and 3,527 shares allocated to Mr. Cockrell’s account in the ESOP, with respect to which Mr. Cockrell has sole voting power. The trustee of the ESOP has investment power over the 3,527 shares allocated to Mr. Cockrell’s account under the ESOP. The amount owned of record by Mr. Cockrell includes 29,232 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(5)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount in the table includes 53,815 shares owned of record by Mr. Butts, over which he exercises sole voting and investment power, and 43,869 shares allocated to his ESOP account, over which he has sole voting power. The trustee of the ESOP has investment power over the 43,869 shares allocated to Mr. Butts’ account under the ESOP. The amount owned of record also includes 38,065 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(6)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 16,206 shares owned of record by Mr. Grimes, over which he exercises sole voting and investment power, and 12,679 shares allocated to Mr. Grimes’s account in the ESOP, with respect to which Mr. Grimes has sole voting power. The trustee of the ESOP has investment power over the 12,679 shares allocated to Mr. Grimes’s ESOP account. The amount owned of record by Mr. Grimes includes 12,406 restricted shares issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see EXECUTIVE COMPENSATION for a discussion of these shares).

(7)	Based on information reported in Schedule 13Gs filed with the Securities and Exchange Commission as follows: Royce & Associates filed Amendment No. 1 to its report on Schedule 13G on February 4, 2008. Its address is 1414 Avenue of the Americas, New York, New York 10019. The report states that various accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the issuer. It also states that the interest of one account, Royce Premier Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 1,157,300 shares, or 5.71% of the total shares outstanding at the time of filing of the report (5.56% as of December 30, 2008). Artisan Partners Limited Partnership filed Amendment No. 3 to its report on Schedule 13G on February 13, 2008. The report was also filed on behalf of Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. The address of all the reporting persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. The report states that the shares reported therein were acquired on behalf of discretionary clients of Artisan Partners, including 837,400 shares held on behalf of Artisan Funds. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. LSV Asset Management filed its report on Schedule 13G on February 12, 2008. Its address is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(8)	Includes an aggregate of 146,948 shares allocated to the accounts of all Directors and executive officers, as a group (15 persons, 4 participating) under the ESOP. See note (2) above.

(9)	Less than 1%.
ELECTION OF DIRECTORS
     Our amended Articles of Incorporation provide that our Board of Directors shall be divided into three classes (Class A, Class B and Class C), with each class containing one-third, or as close to one-third as possible, of the total number of directors, and that the total number of directors shall be fixed by the Board of Directors in the By-laws. The Board of Directors has fixed the number of directors at fifteen, resulting in there being five director positions in each class. At each annual meeting of stockholders, directors constituting one class are elected for a three-year term. At the 2009 Annual Meeting, stockholders will elect four Class B Directors, whose terms will expire at the 2012 Annual Meeting. One Class B director position is currently vacant and will remain vacant after the 2009 Annual Meeting.
     The address of each director is Post Office Box 988, Laurel, Mississippi 39441.
     Nominees for Class B Directors
     The Board of Directors proposes for election as Class B Directors the four nominees listed below, each to serve as a Class B Director until the 2012 Annual Meeting or until his or her successor is elected and has qualified. Any vacancy on the Board of Directors may be filled either by the Board of Directors or by the stockholders, and the term of any director elected to fill a vacancy will expire at the next stockholders’ meeting at which directors are elected.
     Proxies in the enclosed form may be voted for the election as Class B Directors only of the nominees named below or of substitute nominees who may be named by the Board of Directors to replace any of the nominees who become unavailable to serve for any reason. No such unavailability is presently known to the Board of Directors. There are no arrangements or understandings relating to any person’s service or prospective service as a Class B Director of the Company. No person listed below will be elected as a Class B Director unless such person receives the affirmative vote of the holders of a majority of the shares entitled to vote and represented (whether in person or by proxy) at the Annual Meeting at which a quorum is present. If more persons than the number of directors to be elected receive a majority vote, then those persons receiving the highest number of votes will be elected. The Proxyholder named in the accompanying proxy card will vote FOR the nominees listed below (or substitutes as stated above) unless otherwise directed in the proxy. Abstentions by holders of shares entitled to vote and represented at the meeting will be counted as shares present but not voting for the purposes of calculating the vote with respect to the election of Class B Directors. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the election of the Class B Directors, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto.
     The following table lists the nominees for Class B Directors and shows, as of January 9, 2009, their respective beneficial ownership of common stock of the Company.

			Shares
		Director	Beneficially	Percent
Nominees for Class B Directors	Age	Since	Owned (1)	Of Class
John H. Baker, III (2)	67	1994	60,397	(6)
John Bierbusse (3)	53	2006	5,049	(6)
Mike Cockrell (4)	51	1998	37,908	(6)
Rowan H. Taylor (5)	84	1989	15,925	(6)

(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.

(2)	The shares shown in the table include 2,250 shares owned of record by a trust for the benefit of Mr. Baker’s wife, as to which an institutional trustee exercises sole voting and investment power, and as to which Mr. Baker, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership. The shares shown in the table for Mr. Baker include 3,000 shares of restricted stock granted pursuant to the Company’s Stock Incentive Plan, and 7,178 shares issued under the Company’s share purchase plan (see “Directors Fees” for a discussion of these shares.)

(3)	The shares shown in the table for Mr. Bierbusse includes 3,000 restricted shares granted pursuant to the Company’s Stock Incentive Plan and 2,049 shares issued under the Company’s share purchase plan (see “Directors Fees” for a discussion of these shares).

(4)	See Note (4) to the table under the caption “PROXY STATEMENT, Beneficial Ownership” for a description of the nature of Mr. Cockrell’s beneficial ownership.

(5)	The shares shown in the table for Mr. Taylor includes 3,000 restricted shares granted pursuant to the Company’s Stock Incentive Plan and 2,088 shares issued under the Company’s share purchase plan (see “Directors’ Fees” for a discussion of these shares).

(6)	Less than 1%.
     The Board of Directors recommends a vote FOR the election of John H. Baker, III, John Bierbusse, Mike Cockrell and Rowan H. Taylor.

Directors Continuing in Office
     The following tables list the Class A and Class C Directors of the Company, whose terms expire at the 2011 and 2010 Annual Meetings, respectively, and show, as of December 30, 2008, the beneficial ownership of common stock by each of them.

			Shares
		Director	Beneficially	Percent
Name of Continuing Directors	Age	Since	Owned (1)	Of Class
Class A (Term expiring in 2011)
Lampkin Butts (2)	57	1998	97,684	(5)
Beverly Hogan (3)	57	2004	8,723	(5)
Phil K. Livingston (3)	65	1989	24,527	(5)
Charles W. Ritter, Jr. (3)	71	1988	28,761	(5)
Joe F. Sanderson, Jr. (4)	61	1984	1,100,320	5.29%

			Shares
		Director	Beneficially	Percent
Name of Continuing Directors	Age	Since	Owned (1)	Of Class
Class C (Term expiring in 2010)
Fred Banks, Jr. (3)	66	2007	6,524	(5)
Toni D. Cooley (3)	48	2007	4,644	(5)
Robert C. Khayat (3)	70	2007	5,771	(5)
Dianne Mooney (3)	65	2007	4,739	(5)
Gail Jones Pittman (3)	55	2002	6,870	(5)
(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.

(2)	See Note (5) to the table under the caption “PROXY STATEMENT, Beneficial Ownership” for a description of the nature of Mr. Butts’ beneficial ownership.

(3)	The shares shown in the table for Directors Hogan, Livingston, Pittman and Ritter include 3,000 restricted shares each granted pursuant to the Company’s Stock Incentive Plan and 3,182, 1,434, 1,167, and 4,357 shares, respectively, issued under the Company’s share purchase plan (see “Directors Fees” for a discussion of these shares). The shares shown in the table for Directors Banks, Cooley, Khayat and Mooney include 3,000 restricted shares each granted pursuant to the Company’s Stock Incentive Plan and 3,424, 1,644, 2,771, and 1,739 shares, respectively, issued under the Company’s share purchase plan.

(4)	See Note (3) to the table under the caption “PROXY STATEMENT, Beneficial Ownership” for a description of the nature of Mr. Sanderson’s beneficial ownership.

(5)	Less than 1%.
Principal Occupations and Certain Directorships
     The following paragraphs identify the principal occupations of all continuing directors and nominees of the Company and directorships they hold in other companies with securities registered with the Securities and Exchange Commission. Except as otherwise indicated, each director has served for at least five years in the position shown.
     John H. Baker, III has been the sole proprietor of John H. Baker Interests, a real estate and development company in Houston, Texas, since 1968.
     Fred Banks, Jr. has been a partner in the General Litigation Group in the Jackson, Mississippi office of the law firm of Phelps Dunbar LLP since 2001. From 1991 to 2001, he was a Justice of the Mississippi Supreme Court, and at the time of his retirement from the court in 2001, he was serving as Presiding Justice. Prior to serving on the Mississippi Supreme Court, Mr. Banks served as a Circuit Judge in Hinds and Yazoo Counties, Mississippi for six years. From 1976 until 1985, he served in the Mississippi House of Representatives.
     John Bierbusse was employed by Duff and Phelps, Inc. from 1981 to 1987, and by A.G. Edwards from 1987 to 2004. Mr. Bierbusse served as Assistant Manager, Securities Research between 1999 and 2002 at A.G. Edwards, and as Manager, Research Administration from 2002 until his retirement in 2004. Mr. Bierbusse served on the New York Stock Exchange’s Series 16 Test Committee from 2002 to 2007 and on the New York Stock Exchange’s Research Analyst Qualification Examination Committee from 2003 to 2007. Mr. Bierbusse has been a Chartered Financial Analyst since 1987, and is currently retired.

     Lampkin Butts served from 1996 to 2004 as Vice President-Sales for the Company. On October 21, 2004, Mr. Butts was elected President and Chief Operating Officer of the Company. Mr. Butts is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.
     Mike Cockrell has served, since 1993, as Treasurer and Chief Financial Officer for the Company. Prior to 1993, Mr. Cockrell was a shareholder and member of the law firm Wise Carter Child & Caraway, Professional Association, of Jackson, Mississippi. Mr. Cockrell is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.
     Toni D. Cooley has served as president of Systems Consultants Associates, Inc., a management training and consulting firm established with the express purpose of assisting Jackson, Mississippi-based minority firms with capacity building, since 1993. Ms. Cooley has also been president of Systems Electro Coating, LLC, a tier one supplier to Nissan of electro coated frames and other vehicle components, since 2001. Ms. Cooley is also co-owner of Systems IT, Inc., a new horizon computer learning center in Jackson, Mississippi. From 1992 to 1993, Ms. Cooley worked as an International Contract Administrator for the international sales team of the former Turner Broadcasting Systems.
     Beverly Hogan has served, since May 2002, as President of Tougaloo College in Jackson, Mississippi. Prior to becoming President of Tougaloo College, Ms. Hogan served for one year as Interim President. Prior to that, she served for ten years as a Commissioner for the Mississippi Workers Compensation Commission.
     Robert C. Khayat has served as the Chancellor of the University of Mississippi since July 1995. Prior to that time he served the University in various capacities, including as professor of law at the University of Mississippi School of Law from 1982 to 1995. Mr. Khayat serves on the Board of Directors of Mississippi Power Company, a subsidiary of The Southern Company, and Mississippi Valley Title Insurance Company.
     Phil K. Livingston served as President and Chief Executive Officer of Citizens National Bancshares, Inc. in Hammond, Louisiana, from its organization in 1983, until its merger into Deposit Guaranty Corporation on May 19, 1995. Mr. Livingston retired in 1998, but served as a banking consultant to AmSouth Corporation from his retirement until 2001.
     Dianne Mooney served as Senior Vice President of Southern Living at Home, a direct sales division of Southern Progress Corporation, from 1999 until her retirement in 2007. She founded Southern Living at Home in 1999. Prior to that time, she was an employee of Southern Progress Corporation for over thirty years in various positions, including Vice President of Business Development and Vice President of Custom Publishing.
     Gail Jones Pittman has served, since its founding in 1979, as Chief Executive Officer of Gail Pittman, Inc., an entrepreneurial business creating individually hand-painted, semi-vitreous china dinnerware and home accessories. It is located in Ridgeland, Mississippi.
     Charles W. Ritter, Jr. served, from 1967 to 2002, as President and a Director of the Attala Company, which is principally engaged in the business of milling and selling feed and corn meal. He now serves as a management consultant to the Attala Company. He has also served as President of JRS, Inc., a family owned real estate investment firm, since 1973. Mr. Ritter is a director of First M & F Corp. and Merchants & Farmers Bank, Kosciusko, Mississippi, and chairs the audit committee of First M & F Corp.’s Board of Directors.
     Joe F. Sanderson, Jr. served as President of the Company from November 1, 1989 to October 21, 2004, and has served as Chief Executive Officer since November 1, 1989 and as Chairman of the Board of Directors since January 8, 1998. Mr. Sanderson continues to serve as Chief Executive Officer and Chairman of the Board of Directors. Mr. Sanderson is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.
     Rowan H. Taylor served as President of Mississippi Valley Title Insurance Company from 1975 until 1989, and as Chairman of the Board and Chief Executive Officer of that company from 1989 until 1992. Until December 1, 2001, Mr. Taylor served as counsel to the Jackson, Mississippi law firm of Alston & Jones. Mr. Taylor served as an advisory director of Trustmark Corporation and Trustmark National Bank located in Jackson, Mississippi until his retirement from such position in 1995, and served as counsel for First American Title Insurance Company of Santa Ana, California until his retirement in 2002.

CORPORATE GOVERNANCE
Director Independence
     Our Board of Directors has determined that the following directors are “independent” under the listing standards of The Nasdaq Stock Market: Ms. Cooley, Ms. Hogan, Ms. Mooney, Ms. Pittman, and Messrs. Baker, Banks, Bierbusse, Khayat, Livingston, Ritter and Taylor.
Board Meetings and Committees of the Board
     During our 2008 fiscal year, the Board of Directors held nine meetings, four of which were telephonic meetings. The Board of Directors strongly encourages all directors to attend the Company’s annual meetings of stockholders, and all directors attended the 2008 Annual Meeting. The Board of Directors has appointed three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each member of these committees is “independent” under the listing standards of The Nasdaq Stock Market. Every incumbent director attended at least 75% of the total of (i) all of the Board of Directors meetings held during the period for which he or she was a director and (ii) all of the meetings held by the committees of the Board on which he or she served (during the period in which he or she served).
     The current charter of each committee of the Board of Directors is available in the “Investor Relations” section of our website at www.sandersonfarms.com.
Nominating and Governance Committee
     The members of the Nominating and Governance Committee are Ms. Hogan and Ms. Mooney and Messrs. Banks, Livingston (Chair), Ritter and Taylor. The committee considers all director candidates recommended for election to the Board of Directors. It also recommends all compensation paid to our non-employee directors, leads the Board in its annual self-evaluation and from time to time makes recommendations concerning our corporate governance policies. In fiscal 2008, the Committee met five times.
     As noted above, the Nominating and Governance Committee considers potential nominees for director proposed by its members, members of the Board of Directors, our stockholders or management. Stockholders who are not also members of our Board of Directors or management should submit notice of their proposed nominees for director in writing to the Nominating and Governance Committee at the Company’s general offices. That address is Post Office Box 988, Laurel, Mississippi 39441.
     Stockholders should include the following information in their written notice:
•	The stockholder’s name and address;
•	A representation that the stockholder is a holder of record or a beneficial owner (in which case evidence of such beneficial ownership must be submitted if requested by the Nominating and Governance Committee) of shares of the Company’s common stock as of the date of the notice;
•	The name, age, business and residence addresses, and principal occupation and experience of each proposed nominee;
•	Such other information regarding each proposed nominee that the stockholder wishes the Nominating and Governance Committee to consider;
•	The consent of each proposed nominee to serve as director of the Company if elected; and
•	A representation signed by each proposed nominee that states that such proposed nominee meets all of the qualifications set forth in Article IV of our bylaws, which requires that directors must be at least 21 years old and citizens of the United States.
     Persons wishing to propose nominees for consideration at our annual meeting of stockholders must submit notice of their proposed nominee to the Nominating and Governance Committee no later than September 15 of the year prior to the annual meeting.

     Anyone proposing nominees to the Nominating and Governance Committee should consider the minimum qualifications, skills and qualities that the Nominating and Governance Committee believes are necessary for a director of the Company, as follows:
•	significant business experience in production, preferably related to agriculture, or in marketing, finance, accounting or other professional disciplines;
•	prominence and a highly respected reputation in his or her profession;
•	a global business and social perspective;
•	a proven record of honest and ethical conduct, personal integrity and good judgment;
•	concern for the long-term interests of our stockholders; and
•	significant time available to devote to Board activities and to enhance his or her knowledge of our industry.
     The Nominating and Governance Committee may interview candidates for nomination for election as director who are not incumbent directors. The Nominating and Governance Committee may elect to invite members of our management to participate in the interviews. When all interviews are complete, the Nominating and Governance Committee votes to determine a slate of nominees to be submitted to the Board of Directors. The Nominating and Governance Committee uses the same process to evaluate potential nominees proposed by stockholders as it uses to evaluate any other potential nominee.
     Nothing in the committee’s polices will prevent a stockholder from nominating persons for election as directors from the floor at any annual or special meeting of stockholders called for that purpose by following the advance notification procedures set forth in Article III of our bylaws. These procedures are described under “STOCKHOLDER PROPOSALS, Procedure” in this Proxy Statement.
Audit Committee
     The members of the Audit Committee are Ms. Pittman and Ms. Mooney and Messrs. Baker, Bierbusse, Livingston, and Ritter (Chair). The committee, among other things, appoints or replaces the independent auditors, reviews the scope of the independent auditors’ audit, reviews our major accounting and financial reporting policies and practices and systems for compliance with applicable statutes and regulations, and reviews our internal auditing functions. The Audit Committee held eight meetings during fiscal 2008, four of which were telephonic meetings.
Audit Committee Report
     To the extent provided by Instruction 1 to Item 407(d) of Regulation S-K of the Securities and Exchange Commission (SEC), this section shall not be deemed to be proxy “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities imposed by Section 18 of the Exchange Act.
     The Audit Committee has reviewed and discussed the audited financial statements with management, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). SAS 61 requires the independent auditor to provide the Audit Committee with information regarding the scope and results of an audit that may assist the Audit Committee in overseeing management’s financial reporting and disclosure process. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants the independent auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the fiscal year ended October 31, 2008 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.
The Audit Committee:
John H. Baker, III
John Bierbusse
Phil K. Livingston
Dianne Mooney
Gail J. Pittman
Charles W. Ritter, Jr. (Chair)

Compensation Committee; Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee are Ms. Cooley, Ms. Hogan, Ms. Pittman and Messrs. Baker, Bierbusse, Khayat, Livingston (Chair), Ritter and Taylor. The committee determines the philosophy, components, levels and terms of our executive compensation. In fiscal 2008, the Compensation Committee met five times. The committee’s processes and procedures for the consideration and determination of executive pay, as well as the role of management and outside consultants in that process, are more fully described in the “EXECUTIVE COMPENSATION” section, below.
     The Compensation Committee may form and delegate its authority to subcommittees consisting only of persons who are members of the Compensation Committee.
     During fiscal 2008, none of the members of the Compensation Committee was an officer or employee of the Company and no member of the committee is a former officer of the Company. In addition, during fiscal 2008, none of our executive officers served on the board of directors of any entity whose directors or officers served on our board of directors.
Communications Between Stockholders and the Board of Directors
     The Board of Directors has adopted a formal procedure that stockholders may follow to send communications to the Board of Directors. Stockholders may send communications to the Board by writing to:
Internal Audit Department
Sanderson Farms, Inc.
P. O. Box 988
Laurel, MS 39441-0988
     Stockholders desiring to send a communication to the full Board of Directors should mark the envelope “Attention: Board of Directors.” Envelopes intended for a committee of the Board should be marked to the attention of the particular committee. Stockholders may also communicate with directors who are “independent directors” under the rules of The NASDAQ Stock Market by marking the envelope “Attention: Independent Directors” at the address given above.
     We will forward all communications we receive as addressed on a quarterly basis, unless management determines by individual case that a communication should be forwarded more promptly. However, any stockholder communication concerning employee fraud or accounting matters will be forwarded as addressed, with a copy to the Audit Committee, immediately upon receipt.
Review and Approval of Certain Transactions
     The Audit Committee’s charter charges it with reviewing on an on-going basis certain transactions between the Company and its directors, officers, major stockholders and certain other persons for conflicts of interest. The types of transactions that are subject to this review are those “related party transactions” that must be disclosed in our proxy statement under the rules of the SEC. The Audit Committee must recommend to a special committee of qualified, independent directors whether or not the transaction should be approved. The special committee may retain independent legal, accounting or other advisors to advise it in this process. During our 2008 fiscal year, there were no transactions between the Company and related persons that required review by the Audit Committee or that required disclosure in this proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in their ownership of our common stock. Officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. Based solely on a review of written information provided by these persons, our officers, directors and greater than 10% stockholders are in compliance with all Section 16(a) filing requirements, except that Mr. Baker filed a late Form 4 on April 30, 2008 reporting his disposition of 750 shares of common stock in satisfaction of withholding tax obligations incurred upon the vesting of restricted stock issued under the Company’s Stock Incentive Plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Executive Summary
     This Compensation Discussion and Analysis (CD&A) describes our compensation philosophies, factors considered in developing our compensation packages and the decision-making process followed in setting compensation for our Named Executive Officers during our 2008 fiscal year. It should be read in conjunction with the tables and accompanying narratives that follow. Other than our principal executive officer and principal financial officer, there are only two individuals at our Company who meet the definition of “executive officer” under SEC rules, and therefore our four executive officers are our only “Named Executive Officers” under the SEC’s proxy statement rules. They are:
•	Joe F. Sanderson, Jr., Chairman of the Board and Chief Executive Officer (CEO);

•	Lampkin Butts, President and Chief Operating Officer (COO);

•	Mike Cockrell, Treasurer and Chief Financial Officer (CFO); and

•	James A. Grimes, Secretary and Controller (Secretary).
     The goal of this CD&A is to describe our executive compensation philosophies and programs with transparency and clarity. Our Compensation Committee met several times during the year and retained Watson Wyatt & Company as its independent executive compensation consultant. We believe that our executive compensation programs reflect our Company’s philosophy and are effective in retaining and motivating our current executives. Although we generally strive to appoint executives from within our Company, our compensation programs will allow us to attract top management candidates, should the need arise.
     Sanderson Farms has had a pay-for-performance culture since its early days. We expect top performance from our people every year and are willing to pay for that success. Accordingly, a substantial part of the compensation package for each Named Executive Officer is at risk and is only earned if performance so warrants. In addition to base salary, we offer our Named Executive Officers the opportunity to earn an annual bonus if certain performance goals are met, and we also grant long-term incentives to our Named Executive Officers to align their pay with the long-term success of our Company. To date, our long-term incentives have been primarily performance-based, but also have a time-based element to assist us in retaining our management team. We encourage our Named Executive Officers, other members of management and our Board of Directors to follow our stock ownership guidelines. In addition, our executives participate in our Employee Stock Ownership Plan and can elect to participate in our Management Share Purchase Plan, which further aligns them with our stockholders.
     We use a peer group and appropriate published surveys (based on appropriate industry and revenue size comparisons) to set compensation levels. We do not target our compensation levels at any particular point in the range established by data we gather, but we do consider the median of those markets as a general guide, along with a multitude of other factors, in setting our pay opportunity. However, with above-target performance, our Named Executive Officers can earn above-market pay.
     For purposes of our annual bonus award plan, we measure operational performance using Agristats, a private industry benchmarking service that analyzes performance data submitted weekly by a significant majority of the poultry industry, and through earnings per share. Even if we meet the operational and earnings per share targets, executives will not receive payments under the bonus award plan unless we also meet a return on equity threshold. For our long-term performance share plan, we measure performance by return on sales and return on equity, and our stock price also factors into the final amount of the award to the Named Executive Officers.
     In fiscal 2008, extremely challenging market conditions caused us to incur a net loss for the year, thus we did not pay bonuses under the bonus award plan for 2008.
     There are two long-term performance share cycles currently in place under our long-term performance share plans, and the payouts, if achieved, will occur in fiscal 2009 and 2010. However, we do not currently expect performance shares to be earned for either cycle.

     Finally, our CEO has, at his request, received no equity awards under the long-term incentive program since March 2005 and has indicated to the Committee and the Board of Directors that he does not intend to accept any additional grants of stock under the incentive plan for the present time.
     Principles and Objectives of the Executive Compensation Program
     The main objectives of our executive compensation programs have been to reward outstanding performance by our executives appropriately and to ensure that management and stockholder interests are closely aligned. The Committee works hard to structure compensation packages that create incentives for our executives to maximize stockholder value, rather than to maximize their individual pay. A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, return on sales and return on equity. Another significant factor in the Committee’s decisions to make equity-based awards to our executives is stockholder dilution, and the Committee strives to minimize the dilutive effect of those awards on our stockholders.
     We believe our executive culture is unique within our industry. Our management team is motivated by a strong “tone from the top” that has fostered our core mission to create returns for our stockholders. We believe our executives should be rewarded fairly for their loyalty to that mission, especially in years when we perform at the top of our industry.
     Management, the Board of Directors and the Compensation Committee recognize that our business is cyclical and seasonal, and often times the level of profitability we achieve is significantly influenced by factors beyond our control. These factors include swings in the market prices for our primary product, fresh chicken, and our two primary input costs, corn and soybean meal. Accordingly, the Compensation Committee believes it is important to measure and reward outstanding performance as much by operational performance relative to our peers as in absolute dollars per share and other typical measuring tools. This concept of placing significant emphasis on operational performance relative to our peers permeates our overall compensation plans and philosophy.
     In past years, the Compensation Committee developed and recommended to the Board of Directors the overall compensation philosophy at Sanderson Farms. In 2008, the Board of Directors amended the Committee’s charter to authorize the Committee, without the need for Board action, to determine executive compensation directly. The Committee intends to continue its strategy of employing compensation programs that emphasize performance-based incentive compensation. We have structured our executive compensation packages with an understanding of the cyclical nature of our business, and in an effort to achieve an appropriate balance between our short and long-term performance, and also a balance of emphasis between our operational performance versus the industry and our financial performance on the one hand, and stockholder return on the other.
     Benchmarking and Competitive Analyses
     The Committee uses information gathered by analyzing the compensation levels and programs of a peer group and, in some cases, composite survey data compiled from companies of appropriate size and industry (although the survey data does not specifically identify contributing companies). The peer group serves as the chief point of comparison of the level and structure of executive pay, and is composed of companies similar to Sanderson Farms in size, industry, geographic location and/or performance. Beginning with fiscal 2008, the Committee also used data from a reference group of direct competitors that are considerably larger than Sanderson Farms as a comparator for components of executive pay, but not for pay levels. Selection of the peer and reference groups was based on the research of Watson Wyatt, with input from the Committee, the CEO, and the CFO.

     The comparator groups yield information about the general level and components of pay for comparable executive positions at other companies. The Committee uses this information as a general guide in its deliberations, but it does not target our executive compensation levels at any point in the range established by the comparisons. Instead, the Committee bases its final decisions on its business judgment, which may be influenced by the median level of that range, as well as a variety of other factors discussed below. The companies comprising the comparator groups for fiscal years 2008 and 2009 are shown below:
2008 Peer Group

Brown-Forman	M&F Worldwide
Cal-Maine Foods	McCormick
Corn Products International	Oxford Industries
Del Monte Foods	Premium Standard Farms
Flowers Foods	Ralcorp Holdings
Hain Celestial Group	Seaboard
Imperial Sugar	Seneca Foods
JM Smucker	Treehouse Foods
Lancaster Colony	United Natural Foods
Lance
2009 Peer Group

Brown-Forman	Lance
Cal-Maine Foods	M&F Worldwide
Central Garden & Pet Company	McCormick
Del Monte Foods	Oxford Industries
Flowers Foods	Ralcorp Holdings
Hain Celestial Group	Seaboard
Imperial Sugar	Seneca Foods
JM Smucker	Treehouse Foods
Lancaster Colony	United Natural Foods
2008 and 2009 Reference Group

Hormel	Smithfield Foods
Pilgrim’s Pride	Tyson Foods
     The Compensation Committee Process and the Role of Management and Compensation Consultants
     Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. Our Compensation Committee has taken steps to significantly enhance its ability to effectively carry out its responsibilities, as well as to ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has taken in the past few years include:
•	Retained an independent compensation consultant, Watson Wyatt & Company, to advise on executive and director compensation issues.
•	Met regularly in executive sessions with the compensation consultant and legal and accounting advisors without Company management present; and
•	Made significant changes to our executive and director compensation programs, including:
•	Established a peer group for primary comparisons of the level and structure of executive and director pay;
•	Established a broader reference group of companies with a business environment similar to ours to assist in comparing the elements of executive and director compensation (not levels of pay);
•	Developed a long-term incentive program for executives designed to offer a variety of equity-based awards that are linked to stockholder value;
•	Implemented incentive programs to promote increased Company stock ownership by management and non-employee directors;

•	Instituted share ownership guidelines for both management and non-employee directors;
•	Undertaken a formalized annual review of executive compensation packages with advice from the compensation consultant in light of market standards, company and industry performance and individual merit;
•	Narrowed the competitive gap between our executive pay program and those of our peers by increasing cash compensation to market levels and designing performance-based equity incentives to yield an average payout of approximately 74% of target awards over a multi-cycle period, assuming strong performance; and
•	Brought the mix of the CEO’s cash compensation closer to marketplace standards by increasing his maximum performance-based bonus award opportunity from 100% to 150% of his base salary.
     The Committee has the sole authority to retain or terminate Watson Wyatt (or any other compensation consultant) and to approve the consultant’s fees and other terms and conditions of its engagement. The Committee engages Watson Wyatt from time to time to review particular compensation questions at issue. Typically, the Committee chairman meets with representatives from Watson Wyatt at the outset of any engagement to discuss the Committee’s goals and objectives and to outline the parameters of the review that Watson Wyatt will undertake. The CFO is generally present for those meetings as a liaison with management, and Watson Wyatt uses the CFO to gather internal information necessary for its work. The Committee chairman also corresponds with Watson Wyatt directly during an engagement as questions arise. Because the CEO is the Committee’s chief source of information about the overall performance of the Company and of senior management, the Committee or its chairman may also meet privately with the CEO to inform him of the Committee’s thinking on any particular issue and to get his feedback and recommendations. Although the CEO has substantial influence on the Company’s compensation and could contact or meet with Watson Wyatt or the Committee if he chooses, he is, usually, not directly involved in the Committee’s decision-making process or in meetings with Watson Wyatt.
     When compensation questions arise for the Committee’s consideration, management is generally present for Watson Wyatt’s presentations and to answer any questions by directors. However, when the Committee sets levels and components of compensation, management is ultimately excused from the meeting to permit the Committee to meet with Watson Wyatt and legal and accounting advisors in executive session and to vote. The Committee may ask the CEO to be present for the deliberations on the compensation of the other Named Executive Officers, but he is excused from the deliberations and vote on his own compensation.
     Our management retained Watson Wyatt in 2006 to review our overall pay structure for our salaried employees, and in January 2008 to review the compensation of the Company’s executive committee, which is a management committee, not a committee of the Board. The Committee and the Board pre-approved those engagements. Since January 2008, Watson Wyatt has not been engaged to do any work for management, but any future engagements would be subject to the Committee’s approval and the Committee would take measures to ensure that the engagement does not impair Watson Wyatt’s independence.
     Elements of Executive Compensation
     The compensation of our executive officers consists of the following elements:
•	Base Salary
•	Annual cash incentive (bonus) awards
•	Long-term equity incentive awards, including:
•	Restricted Stock
•	Performance Shares
•	Management Share Purchase Rights
•	In-Service and Post-Employment Benefits
•	Perquisites

     The Committee has used these elements of compensation to create a flexible package that reflects the cyclical nature of the poultry business and can reward both the short and long-term performance of the Company and the individual. Each item of compensation is considered individually, followed by consideration of the overall package, with the goal of treating executives equitably and rewarding outstanding performance. The Committee also considers how our executive pay compares to the peer and reference companies and to similar positions included in published survey data, with respect to both levels and components of total pay. Generally, the Committee does not consider the amounts realizable from prior compensation in setting future benefits. However, the Committee has restructured our long-term performance incentives to reflect more fairly the conditions in our industry when past awards have failed to vest because of cyclical downturns in the poultry market. This is discussed in more detail below.
     The CEO’s total compensation, as reported in the Summary Compensation Table below, was approximately 280% and 383%, respectively, higher than the total compensation for the COO and CFO because of his higher level of responsibility within our Company and his more pervasive influence over our performance. The compensation of the COO and CFO was likewise approximately 223% and 163%, respectively, higher than the Secretary’s for the same reasons. In addition, because the CEO, COO and Secretary are nearer to retirement age than the CFO, the values shown in the Summary Compensation Table of the CEO’s, COO’s and Secretary’s restricted stock, which vests upon an officer’s retirement in some circumstances, is proportionally greater than that of the CFO.
     We have no employment or severance agreements with any of the Named Executive Officers.
     Base Salaries
     Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee reviews the salaries of the Named Executive Officers annually in October, with input from the outside compensation consultant, and makes final salary decisions at that time. Salary increases are based on an evaluation of Company performance, the individual’s performance, and the individual’s level of pay compared to the pay levels for similar positions in the peer group. Although the peer group suggests a range of competitive levels for base salaries, exact levels are determined by the Committee based on each executive’s merit. The Committee also takes into account years of service, responsibilities, our future growth plans and our current ability to pay.
     For fiscal year 2008, the CEO, COO and CFO received a 10% salary increase and the Secretary received a 6% salary increase. In determining these increases, the Committee took note of a general 2% cost of living adjustment made to the salaries of all other salaried employees of the Company, as well as each executive’s individual performance.
     The effective date for salary increases typically is November 1 of each year. Salary increases can also occur upon an individual’s promotion.
     Annual Cash Bonus Awards
     We maintain a non-discretionary bonus award plan under which our salaried employees, including the Named Executive Officers, are eligible for fiscal year-end cash incentive awards equal to a percentage of their base salary based on the Company’s performance (“Bonus Award Program”). These awards are designed to reward short-term performance and the achievement of designated operational results. The total award a participant can receive has two components: a percentage based on our achieving certain target earnings per share goals, and a percentage based on our operational performance versus our industry peers as measured by Agristats.
     The earnings per share targets established under the Bonus Award Program are set each year, and reflect our growth and ability to generate earnings. We have experienced significant growth in production capacity over the past 15 years, and our ability to generate earnings has likewise grown significantly. As a result, the earnings per share targets established under the Bonus Award Program have moved higher to reflect our increased earnings capacity. We have historically performed at or near the top of the industry in operational measures, and the targets set for operational goals under the Bonus Award Program reflect our culture and expectations of achieving superior performance relative to our peers. However, because of the cyclical nature of the industry, and because many factors that influence profitability are beyond the control of management, it is possible that even if we operate at the top of the industry, we still might not achieve an acceptable level of profitability. Therefore, unless we achieve at least an 8% return on average stockholders’ equity (computed after taking into account any bonus to be paid), no payments are made under the Bonus Award Program even if the operational targets are reached, and payments are not cumulative.

     Generally, earnings per share targets are established by reference to our earnings per pound of poultry products sold during years of significant profitability. That is, our rate of earnings per pound in high performing years is applied to pounds we expect to produce and sell in the coming year. Our five-year average return on sales and what earnings level would result in an acceptable return on average equity are also considered. Through this exercise, a dollar earnings target that is then translated to an earnings per share target for purposes of the Bonus Award Program is established. While the Committee recognizes that there are many factors beyond the control of management that might affect our ability to achieve these results, it attempts to make the program competitive by awarding a relatively high percentage of salary payouts in years in which we achieve these aggressive targets. Likewise, the Committee sets aggressive targets when setting operational goals. Unless we operate in the top 30% of the industry in terms of operating profit per head of chickens sold, no operational awards are made. For participants to earn the top bonus, we must operate in the top 10% of the industry.
     In fiscal 2008 we did not meet the 8% return on average stockholders’ equity threshold or the earnings per share targets of the program. Therefore, we did not make any bonus payments for fiscal 2008.
     The following table shows, for fiscal 2008, the percentage of base salary that the Named Executive Officers were eligible to receive from each component of the bonus award:
2008 Bonus Award Opportunities

		Bonus Opportunity as
	Bonus Opportunity as	Percentage of Base
	Percentage of Base	Salary from
	Salary from EPS	Operational
Position	Component	Component
CEO.	75%	75%
COO, CFO.	50%	50%
Secretary	25%	25%
     The following table shows, for fiscal 2008, the earnings per share objectives and the corresponding percentages of the earnings per share component of a participant’s bonus award that could have been earned:
2008 Bonus Awards — EPS Component

Percentage of EPS-
Per Share Return*	Based Award
$4.82	100.0%
$4.76	95.0%
$4.71	90.0%
$4.65	85.0%
$4.59	80.0%
$4.54	75.0%
$4.48	70.0%
$4.43	65.0%
$4.37	60.0%
$4.32	55.0%
$4.26	50.0%
$4.21	45.0%
$4.15	40.0%
$4.09	35.0%
$4.04	30.0%
$3.98	25.0%
$3.93	20.0%
$3.87	15.0%
$3.82	10.0%
$3.76	5.0%

*	Net of bonus and net of extraordinary, non-recurring income items not related to the fiscal year’s operations. The per share return targets were calculated assuming 20,301,379 diluted shares outstanding.

     The following table shows, for fiscal 2008, the performance objectives based on our performance versus our industry peers as reported by Agristats and the corresponding percentages of the operational component of a participant’s bonus award that could have been earned:
2008 Bonus Awards — Operational Performance Component

Percentage of
Operational
Performance-Based
Agristats Ranking	Award
1	100%
2	100%
3	100%
4	662/3%
5	662/3%
6	331/3%
7	331/3%
     Each January, the Committee reviews and reconsiders the Bonus Award Program, the maximum bonus opportunities, the performance criteria under the program and the earnings per share targets for the then-current fiscal year. As part of its review, it receives reports from the outside compensation consultant concerning the level of similar short-term cash incentives paid by the peer group companies. It also receives management’s recommendations as to the appropriate targets for earnings per share and operational performance based on management’s estimates of what would qualify as superior performance.
     The Committee generally adopts the program in January for the current fiscal year. The parameters of the program and the performance criteria are then communicated to the participants. Once the Committee adopts the program, the bonus awards are determined solely according to the program criteria and are not subject to the discretion of the Committee. Bonuses earned for a completed fiscal year are usually paid in December following the fiscal year.
     Long-Term Equity Incentive Awards
     In 2005, upon the recommendation of the Board of Directors and the Committee, our stockholders approved a new Stock Incentive Plan covering employees and directors, which was then adopted by the Board. The Stock Incentive Plan was intended to replace the Company’s Stock Option Plan that was amended and restated in 2002.
     Equity-based compensation and ownership ensures that our executive officers and directors have a continuing stake in the long-term success of the Company. Generally, the Committee considers equity incentive awards to the Named Executive Officers each October, after its annual evaluation of executive pay. The awards, if made, become effective in November at the start of the Company’s new fiscal year.
     Under the Stock Incentive Plan, the Board may grant restricted stock, performance shares, stock options, stock appreciation rights, phantom stock, management share purchase rights and other stock-based awards. Since its inception, awards to the Named Executive Officers under the plan have consisted of restricted stock, performance shares and management share purchase rights.
     When the Board of Directors adopted the Stock Incentive Plan, Watson Wyatt recommended that the Board of Directors grant performance shares to executives every year, and grant a combination of performance shares and restricted stock every other year. This combination ensures a predominance of performance-based awards while aiding in the retention of management with time-based vesting awards. The Committee has followed that recommendation to date. However, the fiscal 2006 performance shares were not earned, and, as mentioned above, management does not expect that the fiscal 2007 and 2008 grants will be earned because they were based on very aggressive performance targets. Therefore, the Committee made no awards of restricted or performance shares at the end of fiscal 2008 for the 2009 fiscal year. Instead, the Committee has asked management and Watson Wyatt to review the performance share targets to determine whether or not the targets should be modified or whether future long term incentive awards should be structured differently. The Committee will receive management’s and Watson Wyatt’s report in January 2009, and is expected to decide at that time whether to issue performance or restricted shares for the 2009 fiscal year.

     The Committee, with input from Watson Wyatt, has made specific grants by comparing the executive’s current long-term incentive levels with the market range established by published survey and proxy data. Based on market studies, it has then identified a typical multiple of his or her base salary that an individual’s long-term incentives should represent. For the fiscal 2006, 2007 and 2008 incentive awards, the Committee identified the typical long-term incentive multiple of base salary to be 135% for the COO and CFO and 75% for the Secretary. (The CEO’s multiple was 240%, but the CEO declined to participate in the program as mentioned above, and instead requested that the Board permit him to have additional vacation time.) This calculation yielded a target annual long-term incentive award level that was then converted into a recommended number of shares to be awarded using the approximate stock price quoted on Nasdaq at that time. As discussed above, the Committee also based its final decisions as to the award level on factors such as individual merit, responsibilities, individual and Company performance, and the dilutive effect of the award on our stockholders.
     Every other year, the Committee allocated the total recommended share award between performance shares and restricted stock. Awards to the COO and CFO are weighted more heavily toward performance shares than restricted stock, at a ratio of 75% to 25%, because those officers have more influence over the Company’s overall performance than other participants in the plan. The Secretary’s awards have generally been allocated 65% to performance shares and 35% to restricted stock.
     All of our restricted stock and Management Share Purchase Plan agreements provide that stock awarded under those plans will become fully vested in the event of a change in control of our Company and upon certain other events, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section below. These provisions were adopted because they are customary for equity incentive awards of those types and because the Board of Directors deemed them to be reasonable and fair to our management. In the context of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that the value of their awards will decline after the change of control is complete. The potential payments under these provisions played no part in the Committee’s decisions regarding other elements of our executive compensation.
•	Restricted Stock
     Shares of restricted stock are a promise to pay to the recipients actual shares of Sanderson Farms stock at the end of a vesting period when the restrictions lapse. The COO, CFO and Secretary and certain other salaried employees of the Company received restricted stock as part of their long-term incentive award in December 2007 for the 2008 fiscal year. These shares vest, in general, on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.
     Recipients of restricted stock have all the rights of a stockholder of the Company, including the right to receive dividends, beginning on the grant date. In the event a recipient forfeits shares of restricted stock before such shares vest, all dividends paid on such stock must be returned to the Company, and the shares are cancelled.
•	Performance Shares
     Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to our stockholders’ return. The COO, CFO, Secretary and certain other salaried employees receive performance share grants as part of their long-term incentive awards. The performance share program entitles the holder to earn shares of Sanderson Farms common stock if we achieve certain relative levels of performance on stockholder return over the three years following the grant, as long as the holder remains continuously employed by us until the end of the performance period. The three-year performance period reflects the cyclical nature of the poultry business, and is designed, generally, to measure our performance over an industry cycle.
     Performance shares carry no dividend or voting rights until they are issued after achievement of the performance objectives.
     The Board awarded performance shares to the COO, CFO and Secretary on the recommendation of the Committee in November 2005, 2006 and 2007 for the 2006, 2007 and 2008 fiscal years, respectively. The Board of Directors may pay earned performance shares in cash, shares of Sanderson Farms common stock, or in a combination of both. Once the performance criteria are established and the awards are granted, the payment of earned shares is not subject to the discretion of the Committee or the Board.

     Performance share awards are made in a target amount of shares based on our average return on equity (which we call ROE) and a target amount based on our average return on sales (which we call ROS). The award establishes three possible non-discretionary percentages of those target amounts that the recipient could actually receive, depending on our actual performance measured at the end of the performance period. The fiscal 2007 awards were structured as follows:
2007 Performance Share Criteria

		Threshold	Target	Maximum
Measure	Weight	(50% Payout)	(100% Payout)	(150% Payout)
ROE	50%	12.9%	20.5%	28.8%
ROS	50%	4.0%	5.5%	7.2%
     If our average ROE or average ROS is otherwise between the threshold and maximum percentages, the number of performance shares received will be calculated using a straight-line interpolation. If average ROE or ROS is less than the threshold, the recipient will not be entitled to receive any shares of the applicable target award.
     The threshold level represents our median performance over the course of an historical 28 year-period. The target level represents the 65th percentile of performance during the historical measurement period and the maximum level represents the 83rd percentile. Average ROE is equal to the mathematical average of the net return on average equity for each of the three years in the performance period. Net return on average equity is computed by adding together stockholders’ equity at the beginning and end of each fiscal year on our audited financial statements and dividing by two. The resulting number is then divided into net income for the fiscal year as reported on our audited financial statements to reach net return on average equity for the year. Average ROS is equal to the mathematical average of the net return on net sales for the three years in the performance period. Net return on net sales is computed by dividing net income by net sales, as both numbers are reported on our audited financial statements for the year.
     In 2007, the Committee became concerned that the performance goals that had been established for fiscal 2006 and 2007 awards were too demanding and would not result in competitive compensation levels over a multi-year period. Specifically, performance shares would have been earned 50% of the time over 26 three-year cycles of overall solid performance, with an average payout of only 52% of the target. In fact, none of the shares from the 2006 grants were ultimately earned, and the likelihood of shares from the 2007 grant being earned is remote. Therefore, in July 2007, the Committee recommended, based on an analysis by the compensation consultant, adjustments to the targets and other changes to better align pay with performance. The Board adopted the changes in July 2007 for future awards. The adjustments included:
•	Determining performance goals by averaging ROE and ROS historically over three-year periods, rather than using single year figures. This is consistent with the way actual performance for each cycle is determined.
•	Increasing the maximum payout from 150% to 200% of the target.
•	Shortening the historical measurement period by starting at 1989, when our current CEO took office, instead of 1978. This change reflects our philosophy on expenses and capital investment.
     As a result, the performance criteria for 2008 awards were structured as follows:
2008 Performance Share Criteria

		Threshold	Target	Maximum
Measure	Weight	(50% Payout)	(100% Payout)	(200% Payout)
ROE	50%	10.8%	12.7%	21.2%
ROS	50%	3.7%	3.9%	4.7%
     Based on a study performed by Watson Wyatt, the Committee believes these changes will result in an average payout of approximately 74% over a 26-cycle period (assuming past performance is an accurate reflection of future performance), which is slightly below marketplace standards, yet will maintain a strong performance-oriented focus that is the hallmark of Sanderson Farms’ compensation plans.

     The performance share agreements and Bonus Award Program do not provide for the adjustment or recovery of an award or payout under those programs in the event that the performance measures on which they are based are restated or adjusted in a manner that would reduce the size of an award or payout.
•	Management Share Purchase Rights
     Under our Management Share Purchase Plan, executive officers and other key employees may defer up to 15% of their annual base salaries and up to 75% of their bonuses earned under the Bonus Award Program for the purchase of restricted stock at current market price. The Company matches 25% of the employee’s contribution to the plan to purchase additional shares. The shares purchased or granted through the plan generally vest on the third anniversary of their acquisition by the participant. In fiscal 2008, the COO and the CFO were the only Named Executive Officers to participate in the plan. You can find more information about the plan in the narrative accompanying the Grant of Plan-Based Awards table, below.
     In-Service and Post-Employment Benefits
     As mentioned above, we believe strongly in aligning the interests of management with those of our stockholders. We were among the first in our industry to adopt an Employee Stock Ownership Plan, and each of the Named Executive Officers participates in the plan on the same basis as all of our other employees. Participants are automatically enrolled in the plan after one year of service and become fully vested after six years. We contribute funds to the plan in profitable years. We made no contribution to the plan for fiscal 2008.
     We also sponsor a 401(k) retirement plan that is available to all of our employees after one year of service. The Named Executive Officers participate on the same basis as all other employees. Eligible employees may contribute up to 15% of their salary to the plan on a pre-tax basis through payroll deductions. We began matching employee contributions to the plan in 2000, and will match 100% of an employee’s contribution up to 3% of his or her salary, and 50% of such contribution that exceeds 3% but does not exceed 5% of his or her salary. Sanderson Farms common stock is not currently an investment option under the plan.
     We also provide other benefits such as medical, dental and long-term/short-term disability (up to 66 2/3% of salary not exceeding $270,000 per year in long-term disability payments) coverage, as well as vacation and other paid holidays. Beginning with our 2001 fiscal year, we began paying premiums on term life insurance policies for all employees who participate in our health plan. The death benefit under these policies equals the employee’s annual salary, up to a maximum of $100,000 and a minimum of $50,000. These benefit programs are comparable to those provided at other large companies. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.
     On September 25, 2008, the Committee adopted a Supplemental Disability Plan for the CEO. The plan provides that if the CEO becomes disabled as defined in our long term disability plan for all our salaried employees, he will receive a monthly benefit equal to 66 2/3% of his salary beginning one year from the date of disability until the date that he has received five years of payments or his 70th birthday, whichever occurs first. This is the same benefit that is provided to all participants in our long term disability plan. However, the Committee adopted the supplemental plan because our long term disability plan places an annual dollar limit on the benefit that participants can receive, which would have resulted, if the CEO became disabled now, in a benefit to him of only 26% of his current salary.
     The Company’s portion of the cost of health benefits provided in the 2008 fiscal year for the Named Executive Officers was as follows:
2008 Benefits

Cost to Company of Active
Officer	Health Benefits
CEO.	$6,460
COO	$6,460
CFO	$6,460
Secretary	$6,460

     The 401(k) contribution and the payment of life insurance premiums is ratified by the Committee in January of the year following the year for which they were made. The Board of Directors approves the annual ESOP contribution, if any, in October of each year.
     All employees may elect to continue participating in our health benefit plan following their retirement, but they must pay 100% of the premium cost.
     In rare instances, we have continued, because of the applicable circumstances, to pay the base salaries of certain key employees for a short period of time after their deaths. None of those employees served at any time as an executive officer of Sanderson Farms. While there can be no assurance that the Committee would agree to make such payments in the case of an executive officer in the future, it is possible that, if applicable circumstances so warrant, the Committee could decide to do so.
     Perquisites
     We provide certain perquisites to our executives, which consist primarily of personal use of our Company aircraft by the CEO and his immediate family and the related tax liability. This perquisite provides flexibility to the CEO and increases travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on Sanderson Farms-related activities. The Company also permits the COO and CFO to use Company aircraft in times of family or other emergencies. In some cases, the Company also permits and pays for the Named Executive Officers’ spouses to accompany them on the corporate aircraft. We also reimburse the CEO for the cost of the preparation of his annual income tax return. The amounts of these perquisites are ratified by the Committee in January of the year following payment. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.
     Stock Ownership Guidelines
     In October 2004, the Committee recommended and the Board of Directors adopted non-binding stock ownership guidelines for our directors and management, in an effort to encourage increased ownership of our Company by the Board and key employees. In 2008, Watson Wyatt reviewed the guidelines and advised the Committee that they continue to be appropriate. We believe that these guidelines are reasonable to achieve and will be a long-term benefit to all of our stockholders by helping to align management and stockholder interests. They also encourage directors and officers to hold purchased shares and vested option shares, restricted stock and performance shares, as applicable, for long-term investment. “Stock ownership” includes stock owned directly, indirectly through the 401(k) plan or Employee Stock Ownership Plan, restricted stock, and earned or unearned performance shares. The guidelines are based on a multiple of base salary or director’s fees at 2005 levels, and are set forth in the table below. All of our Named Executive Officers and directors have exceeded the guidelines below.
Stock Ownership Guidelines

	Average Base	Desired	Number of
	Salary or	Ownership	Shares (assuming
Position	Director's Fee	Multiple	$45 per share)[1]
CEO	$800,000	6	107,000
COO, CFO	$300,000	4	27,000
Secretary	$170,000	3	11,000
Director	$20,000	10	4,000

[1]	In setting ownership guidelines in 2004, the committee used $45 per share, which was the share price at the time. The numbers were rounded to the nearest one thousand shares.
     It is Sanderson Farms’ policy that our directors and all employees, including the Named Executive Officers, not trade their Sanderson Farms stock, other than shares underlying options, on a short-term basis (i.e., shares must be held for a minimum of six months). Additionally, employees and directors may not purchase Sanderson Farms stock on margin, nor may they buy or sell put or call options linked to Sanderson Farms stock.
     Tax and Accounting Considerations
     For income tax purposes, we may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to the CEO, CFO, COO and Secretary, unless that compensation qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”).

Some of the components of our executive compensation, such as the Bonus Award Program and certain awards that we could make under the Stock Incentive Plan, may not qualify as “performance-based compensation.” For example, while the Committee believes that the goals established under the Bonus Award Program are performance-based, Section 162(m) of the Code requires that the Program be approved by our stockholders to meet the definition of “performance-based” and thus make the awards deductible. While the Committee generally strives to structure employee compensation in order to preserve maximum deductibility, it may from time to time make awards that do not meet the Code’s definition of “performance-based compensation” and that would result upon vesting in the recognition of income to an employee in a taxable year greater than $1 million, resulting in a loss of the deduction. We do not anticipate, however, that compensation paid to any employee under the Company’s compensation programs now in effect, or under the Stock Incentive Plan, will result in a material loss of tax deductions.
     In the first quarter of our 2006 fiscal year, we adopted Revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock and performance shares, to be recognized in our income statement based on their fair values. Before the adoption of FAS 123(R), we accounted for share-based payments to employees using an intrinsic value method and, therefore, we generally recognized no compensation cost for employee stock options. Based upon the provisions of FAS 123(R), we are required to accrue stock based compensation expense as it is earned. This change in accounting rules has influenced the Committee to make restricted stock and performance share awards in lieu of option awards. Other factors that have made restricted stock and performance share awards more attractive than option awards include their generally smaller dilutive effect and the performance incentive they provide even in times when our stock price is depressed.
     Evaluation of Executive Performance in Fiscal 2008
     In evaluating the performance of the individual Named Executive Officers before setting or adjusting compensation, the Committee and the Board of Directors do not rely solely on predetermined formulas. Rather, they focus on those officers’ individual objectives. The Committee evaluates the CEO’s performance in consultation with the Board, and it evaluates the other Named Executive Officers with the input of the CEO.
     In 2007, the Committee and the Board based their decisions for fiscal 2008 compensation on the assessment of the Company’s fiscal 2007 performance and the Named Executive Officers’ objectives and strategies, as follows:
•	We increased our production capacity during fiscal 2007 by over 12%.
•	Management continued to effectively plan, recommend and execute our strategic focus on growth in the most profitable market segments of the industry.
•	Management completed construction of a new facility in Waco, Texas during fiscal 2007 that will add almost 20% in additional capacity when fully operational, and that facility was completed on time and on budget.
•	We added production capacity at our Collins, Mississippi plant, which included a significant expansion of our grower base and assets.
•	We brought online a new feedmill at our Collins, Mississippi facility, which was completed on time and on budget.
•	Our performance relative to our peers improved during the fiscal year in almost all respects, especially in live production and processing, with the end result being improved overall performance versus the industry.
•	We achieved margins per chicken sold that placed us in the top 30% of the industry, and our operating and net margins more than doubled those of our closest public peer.
•	Our shares increased in value during the fiscal year.
•	Despite difficult market conditions for our input costs (corn and soybean meal), our performance relative to our peers in terms of cost ended the year in the top 25% of the industry.
•	Performance on an earnings per share basis improved from a loss position in fiscal 2006 to above average earnings during fiscal 2007.
•	The Company paid a general 2% cost of living adjustment to all salaried employees other than the Named Executive Officers.

     In setting fiscal 2008 salaries, the Committee also considered the fact that the CEO, COO and CFO had all requested that they not be considered for a merit salary increase for fiscal 2007.
     In 2008, the Committee considered the following factors in setting fiscal 2009 salaries:
•	We successfully started up our new Waco, Texas facility and ramped up that plant’s production to 88% capacity as of October 2008.
•	During a period of challenging and unprecedented market conditions involving high grain costs, an oversupply of fresh chicken and weak consumer demand, we minimized our losses significantly as compared with our peers.
•	The officers completed the detailed due diligence necessary to locate a new poultry complex in North Carolina, and received Board of Directors approval for the new complex after a complete and thorough presentation on the Company’s strategic plan. After detailed study and analysis, management made the strategic recommendation that we delay construction of the new complex.
•	Our CEO continued his exceptionally strong and pragmatic leadership of our company, focusing on long term strategy and inspiring confidence in the investment community by maintaining an open dialog with our stockholders, even during a period of extremely unfavorable market conditions.
•	Our COO led our successful effort to increase sales of our retail products; skillfully managed both our live production and processing operations, making those two operations among the least costly and most efficient in the industry; and played a key role in our grain purchasing strategy.
•	Our CFO continued to perform atypically in our Company, overseeing not only all aspects of our accounting practices, financial reporting, audit functions, investor relations, financial strategy and capital raising, but also playing a key role in our grain purchasing strategy and operational matters, as well as in legal affairs and risk management.
•	The CEO was pleased with the performance of the other senior officers and recommended the Committee award them substantial salary increases.
•	The Committee took into account the 4% cost of living adjustment that we awarded to all our salaried employees other than the Named Executive Officers, and Watson Wyatt’s recommendation that no extraordinary market adjustments for the Named Executive Officers’ compensation were needed for 2009.
     Based on the assessment detailed above, the Committee approved the following salary levels for the Named Executive Officers for fiscal 2009.
Fiscal 2009 Salaries

Position	Salary	Percent Increase
CEO	$1,166,496	14%
COO	$579,984	10%
CFO	$496,967	10%
Secretary	$235,068	8%

     Elements of compensation paid for the 2008 fiscal year are set forth in the Summary Compensation Table, below.
     Director Compensation
     The Nominating and Governance Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Our non-employee directors receive cash fees for their service on the Board and its committees as set forth below:
Director Cash Fees

	Amount
Annual Stipend	$20,000
Each Board of Directors meeting attended	$6,000
Each telephonic Board of Directors or Board committee meeting attended	$1,000	(1)
Each committee meeting attended not in conjunction with a Board meeting	$6,000
Received annually by Audit Committee Chair	$10,000	annually
Received annually by other committee chairs	$6,000	annually

[1]	We also pay this fee to directors who join committee meetings by invitation, even though they are not committee members.
     Beginning with our 2006 annual meeting of stockholders, non-employee directors received a grant of 3,000 shares of restricted stock each time they were elected or reelected to the Board. Those shares generally vest upon the expiration of the director’s term, as long as the director has served continuously on the Board through the vesting date. In October 2007, Watson Wyatt presented to the Nominating Committee and the Board the results of a study of director compensation, which indicated that the typical practice was to assess director compensation and make equity grants annually or bi-annually. Watson Wyatt also determined that our equity grants were below those paid by our peer group and below the market generally. Therefore, Watson Wyatt recommended that we make annual restricted stock grants to all outside directors, in an amount that would result in each director receiving a total of 5,000 shares every three years. The restricted periods for each annual grant would be staggered, so that all 5,000 shares would vest at once at the end of a director’s three year term. The Committee adopted Watson Wyatt’s recommendation and the Board approved it. The first annual grant is expected to be made following our 2009 annual meeting of stockholders and the new grant and vesting schedule will be phased in over a three year period.
     Non-employee directors may participate in the Management Share Purchase Plan by deferring up to 100% of their director fees toward the purchase of restricted shares of Sanderson Farms common stock. The Company matches 25% of the director’s contribution to purchase additional restricted shares. Restricted shares held through the plan generally vest on the third anniversary of their acquisition by the director, as long as he or she has served on the Board continuously through that date.
     Non-employee directors may also participate in the Company’s medical plan, but they must pay 100% of the premium cost with after-tax dollars.
     More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of our 2009 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for 2009.
The Compensation Committee:

John H. Baker	Phil K. Livingston (Chair)
John Bierbusse	Gail Jones Pittman
Toni D. Cooley	Charles W. Ritter, Jr.
Beverly Wade Hogan	Rowan H. Taylor
Robert C. Khayat
Executive Compensation Tables
     The table below includes information about compensation paid to or earned by our Named Executive Officers for our fiscal years ended October 31, 2007 and 2008.
Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards[2]	Awards	Compensation[3]	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	($)	($)	($)	($)	($)	($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	2008	1,023,240	0	891,200	0	0	—	83,086	1,997,526
	2007	927,200	0	891,200	0	649,040	—	30,933	2,498,373

Lampkin Butts, President and Chief Operating Officer	2008	527,256	0	192,749	0	0	—	11,582	731,587
	2007	477,690	0	322,266	0	222,922	—	20,021	1,042,899

Mike Cockrell, Treasurer and Chief Financial Officer	2008	451,788	0	84,397	0	0	—	9,289	545,474
	2007	409,442	0	196,844	0	191,073	—	17,392	814,751

James A. Grimes, Secretary	2008	217,656	0	96,745	0	0	—	5,312	319,713
	2007	203,414	0	122,349	0	47,463	—	13,095	386,321

[1]	Includes, for Messrs. Butts and Cockrell, $11,747 and $20,000, respectively, for fiscal 2007 and 20,000 and 24,000, respectively, for fiscal 2008 deferred to the Company’s Management Share Purchase Plan, as described in the Grant of Plan-Based Awards table, below.

[2]	This column reflects amounts recognized for financial statement reporting purposes for the applicable fiscal year.

[3]	Consists of amounts earned under the annual Bonus Award Program.
     The amounts included in the table above under “All Other Compensation” consist of the following:

All Other Compensation

						Amounts
		401(k)		Term Life		Reimbursed
		Matching	ESOP	Insurance		for the Payment of
		Contribution	Contribution	Premium	Perquisites[1]	Taxes[2]
Name	Year	($)	($)	($)	($)	($)
Mr. Sanderson	2008	6,973	0	233	59,598	16,282
	2007	8,900	8,288	204	10,282	3,259

Mr. Butts	2008	8,470	0	233	2,797	82
	2007	8,900	8,288	204	2,629	0

Mr. Cockrell	2008	9,036	0	233	0	20
	2007	8,900	8,288	204	0	0

Mr. Grimes	2008	5,079	0	233	0	0
	2007	5,228	7,663	204	0	0

[1]	The amounts for Mr. Sanderson include the aggregate incremental cost to the Company of his personal use, or use by his immediate family, of Company and charter aircraft of $9,016 for fiscal 2007 and $58,607 for fiscal 2008. These amounts were calculated by taking into account the direct variable operating cost of a personal trip on an hourly basis, including all costs that may vary by the hours flown, but excluding fixed costs incurred for the overall ownership and staffing of the aircraft. Variable costs include fuel and oil; travel, lodging and other expenses for the crew; the prorated amount of repairs and maintenance; catering; landing fees and permits; insurance required for a particular flight; crew overtime; telecommunication expenses; and the amount of any disallowed tax deductions associated with the personal use.

The amounts shown in this column also include the value of other travel expenses incurred by the spouses of Messrs. Sanderson and Butts while accompanying them on Company business of $1,266 and $2,437 respectively, for fiscal 2007 and $991 and $2,797, respectively, for fiscal 2008. The column also includes $650 for the preparation of Mr. Sanderson’s income tax return for fiscal 2007 and $192 for a medical physical for Mr. Butts in fiscal 2007.

[2]	The Board of Directors has authorized personal use of Company aircraft by the CEO and his family, and has agreed to reimburse him for taxes owed as a result of such use. The Company also pays certain payroll related taxes when due related to other officers’ personal use of the aircraft in the case of family emergencies, but does not reimburse them for any income tax due as a result of such use. These amounts represent those reimbursements. Under IRS regulations, income may be earned and taxes owed by an officer even if the Company did not incur any aggregate incremental cost as a result of the officer’s personal travel.

Grants of Plan-Based Awards
2008

												Exercise
									All Other		All Other	or
									Stock Awards:		Option Awards:	Base	Grant Date
						Estimated Future Payouts			Number of		Number of	Price	Fair Value of
			Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of		Securities	of	Stock and
			Non-Equity Incentive Plan Awards[1]			Awards[2]			Stock or		Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)
Joe F. Sanderson, Jr.			294,181	914,521	1,534,860
Chairman of the Board of Directors and Chief Executive Officer

Lampkin Butts			101,057	314,157	527,256
President and Chief Operating Officer
	11/01/07	10/25/07				5,819	11,638	23,276	3,879				134,989
	Various	02/17/05							122	[3]			4,436

Mike Cockrell, Treasurer and Chief Financial Officer			86,593	269,190	451,788
	11/01/07	10/25/07				5,819	11,638	23,276	3,879				134,989
	Various	02/17/07							166	[3]			5,293

James A. Grimes, Secretary			28,859	68,843	108,828
	11/01/07	10/25/07				934	1,868	3,736	1,006				35,009

[1]	The estimated payments shown reflect the potential amounts that could have been earned under our fiscal 2008 Bonus Award Program. However, no bonuses were actually earned under the program for fiscal 2008. For a discussion of how bonus awards for future fiscal years will be determined, see CD&A section, above.

[2]	The estimated payouts shown reflect the number of shares of stock that potentially could be paid out for performance shares granted in fiscal 2008 under our Stock Incentive Plan upon the achievement of specified performance criteria at the end of the performance period. However, as of October 31, 2008, management did not consider it probable that any performance shares would be earned.

[3]	Consists of shares of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. Participants under the plan purchase restricted shares of Company stock on the last business day of each calendar quarter with deferred salary, or on our annual bonus payment date with deferred bonus amounts, as described in the CD&A section, above. We match 25% of the participant’s contribution in additional restricted shares on each purchase date. In fiscal 2008, Messrs. Butts and Cockrell purchased 495 and 672 shares, respectively, under the plan that are not reflected in the table above that had an average grant date fair value of $36.37 and $35.68 per share, respectively.

     Performance shares granted for the 2008 fiscal year are subject to a three-year performance period. The number of shares actually paid out depends on our achieving certain prescribed levels of return on equity and return on sales, as described above in the CD&A section.
     Shares of restricted stock granted directly under our restricted stock program vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.
     Shares of restricted stock granted as matching contributions under our Management Share Purchase Plan are subject to a three-year vesting period starting on the date they are acquired by the participant. The participant must remain continuously employed by us during the vesting period.
     See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of a change in control of our Company and certain other events, including competitive activity, on an officer’s unearned performance shares or restricted stock. Dividends are paid at rates applicable to all our stockholders on performance shares once they are earned. Dividends (at normal rates) are paid on shares of restricted stock as soon as the shares are issued to the officer.
     Amounts that could have been earned for fiscal 2008 under our Bonus Award Program were determined by reference to our earnings per share and operational performance versus our peers as described in the CD&A section, above. A participant must have been employed in a designated position at Sanderson Farms for nine months before the end of the fiscal year, and must have been employed on October 31 of the applicable fiscal year, to receive a bonus. However, if a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed at Sanderson Farms in a designated position for at least nine months, he or she will still receive a bonus award for the fiscal year (assuming the performance criteria are met). See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of certain events on a participant’s annual bonus award.
     For fiscal 2008, salary accounted for the following percentage of each officer’s total compensation:

Salary as a
Percentage of Total
Name	Compensation
Mr. Sanderson	51.2%
Mr. Butts	71.3%
Mr. Cockrell	82.0%
Mr. Grimes	68.1%

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards[2]
											Equity
		Option Awards									Incentive
				Equity						Equity Incentive	Plan Awards:
				Incentive						Plan Awards:	Market or
				Plan Awards:					Market	Number of	Payout Value
		Number of	Number of	Number of			Number of		Value of	Unearned	of Unearned
		Securities	Securities	Securities			Shares or		Shares or	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			Units of		Units of	or Other	or Other
		Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
		(#)	(#)	Options	Price	Expiration	Vested[1]		Vested[2]	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	3/3/05						100,000		3,122,000

Lampkin Butts, President and Chief Operating Officer	3/3/05						20,000		624,400
	11/28/05						3,750		117,075	5,625	175,612
	11/30/06									8,250	257,565
	11/01/07						3,879		121,102	5,819	181,669
	Various						2,041	[1]	63,720

Mike Cockrell, Treasurer and Chief Financial Officer	3/3/05						20,000		624,400
	11/28/05						3,750		117,075	5,625	175,612
	11/30/06									8,250	257,565
	11/01/07						3,879		121,102	5,819	181,669
	Various						275	[1]	8,586

James A. Grimes, Secretary	3/3/05						10,000		312,200
	11/28/05						1,400		43,708	1,300	40,586
	11/30/06									1,500	46,830
	11/01/07						1,006		31,407	934	29,159

[1]	Consists of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. In addition to the amounts shown, Messrs. Butts and Cockrell own 8,178 and 1,111 restricted shares, respectively, that they purchased under the Management Share Purchase Plan with deferred salary and/or bonus amounts, valued at $255,317 and $34,685, respectively, as of October 31, 2008.

[2]	Restricted stock (except for shares held in the Management Share Purchase Plan) vests in a lump sum in accordance with the schedule below.

Grant Date	Vesting Date
3/3/2005	3/3/2015
11/28/2005	11/28/2009
11/01/2007	11/01/2011
     At the time the Board of Directors adopted the Stock Incentive Plan in February 2005, the Company had not made any awards under the Stock Option Plan, or any other long-term incentive or equity-based awards, for almost three years. Therefore, in March 2005 on the recommendation of the Committee, the Board made extraordinary grants of restricted stock to the Named Executive Officers to bring their long-term incentive levels in line with market standards. The amounts granted were based on competitive annual long-term values as seen in published surveys, and adjusted to reflect a two-year period. This special grant vests, in general, on March 3, 2015 (the tenth anniversary of the award) as long as the holder remains continuously employed by us during the restricted period. Subsequent grants of restricted stock made to the COO, CFO and Secretary in November 2005 and 2007 for the 2006 and 2008 fiscal years, respectively, vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.
     The performance periods for performance shares end on the dates shown below.

Grant Date	Performance Period Ends
11/28/2005	10/31/2008
11/30/2006	10/31/2009
11/01/2007	10/31/2010
     Restricted shares held in the Management Share Purchase Plan are purchased by the participant on the last business day of each calendar quarter with deferred salary. A participant may also defer a portion of his or her bonus to purchase restricted shares through the plan on the bonus payment date. We match 25% of the participant’s contribution in additional restricted shares that we issue simultaneously with the purchased shares. Each share of restricted stock held in the plan vests fully on the third anniversary of its acquisition by the participant as long as the participant remains continuously employed by us, subject to certain exceptions that are described below under “Potential Payments Upon Termination or Change-in-Control.”
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	—	—	—	—

Lampkin Butts, President and Chief Operating Officer	—	—	1,135	40,913

Mike Cockrell, Treasurer and Chief Financial Officer	—	—	—	—

James A. Grimes, Secretary	—	—	—	—

Potential Payments Upon Termination or Change-in-Control
     We have no employment or severance agreements with the Named Executive Officers providing for payments to them at, following or related to the termination of their employment at Sanderson Farms, whether their employment is terminated by resignation, severance, retirement, disability, a change in control of our Company or a change in the officer’s responsibilities. However, our annual cash bonus and Stock Incentive Plan awards provide for certain such payments in the circumstances described below, and we have company policies that provide for minimal severance payments for all our salaried employees generally. Except as described below, the Named Executive Officers receive no payments upon the termination of their employment or a change in control of Sanderson Farms that are not received by all salaried employees generally.
     Annual Cash Bonus Awards
     If a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed in a designated position at Sanderson Farms for at least nine months, he or she will still receive a cash bonus award for the fiscal year (assuming the performance criteria are met). The participant’s base salary during the portion of the fiscal year in which he or she was employed in the designated position is used to calculate the amount of the bonus award.
     Restricted Stock
•	Restricted stock with a 10-year vesting period
     If a holder of restricted stock terminates employment with Sanderson Farms because of his death, disability or retirement, in each case occurring five years or more after the grant date, or if a change in control of our Company occurs, all unvested shares of restricted stock become fully vested.
•	Restricted stock with a four-year vesting period
     If a change in control of our Company occurs before the end of the restriction period, all shares of restricted stock become fully vested.
     Shares Held in the Management Stock Purchase Plan
     If an employee dies, retires or becomes disabled, or if there is a change in control of Sanderson Farms, in each case before the end of the restriction period, all unvested shares of restricted stock held through the plan become fully vested. If an employee’s employment terminates for any other reason, then any unvested shares we granted to the employee through matching contributions are forfeited, and we have the right to repurchase all shares that the employee purchased through the plan with deferred salary or bonus at the price the employee paid for them. If we do not exercise that right, the purchased shares will vest on the third anniversary of their acquisition.
     Performance Shares
     If a holder of unearned performance shares dies, retires, or becomes disabled, or if there is a change in control of Sanderson Farms, the holder is entitled to receive a pro rata portion of the number of performance shares he would have been entitled to in proportion to the number of months he was employed during the performance period, assuming the performance criteria are met.
     If the Board of Directors determines that a holder of restricted stock or performance shares has engaged in certain competitive activity against us while employed by us or during the two years after the holder’s voluntary termination or termination by us for cause, then he or she forfeits all unvested shares of restricted stock and all unearned performance shares. If restricted shares have already vested or performance shares have been earned, the holder must repay us the fair market value of the shares on their grant or issue date, respectively. In the case of shares purchased through the Management Share Purchase Plan, we have the right to repurchase those shares at the price paid by the holder.

     Company Severance Policy
     We pay severance to all our salaried employees generally upon their termination of employment, except in cases of retirement, death or disability. We pay up to two weeks of severance in cases of termination other than for cause. If an employee is dismissed without cause, we pay two weeks of severance, plus one additional week for every year of the employee’s service, up to three months.
     The following tables show the payments that the Named Executive Officers would be entitled to in the event of (a) a change in control of Sanderson Farms, on the one hand, and (b) the officer’s death, disability or retirement on the other hand, in each case assuming such event occurred on October 31, 2008. The amounts shown do not include payments that would be payable to all salaried employees generally.
Potential Payments — Change-in-Control

	Value of Fully	Value of Earned
	Vested Restricted	Performance
Name	Stock[1]	Shares[2]	Total

Mr. Sanderson	$3,122,000	$0	$3,122,000
Mr. Butts	$1,181,615	$0	$1,181,615
Mr. Cockrell	$905,848	$0	$905,848
Mr. Grimes	$387,315	$0	$387,315

[1]	Includes all shares of 10-year and 4-year restricted stock and all shares held through the Management Share Purchase Plan.

[2]	As of October 31, 2008, management believes that it is not probable that performance shares will be earned in connection with the fiscal 2007 or 2008 awards.
Potential Payments — Death, Disability or Retirement

	Value of Fully	Value of Earned
	Vested Restricted	Performance	Bonus Award
Name	Stock[2]	Shares[3]	Payment[4]	Total
Mr. Sanderson[1]	$0	$0	$0	$0
Mr. Butts	$319,037	$0	$0	$319,037
Mr. Cockrell	$43,271	$0	$0	$43,271
Mr. Grimes	$0	$0	$0	$0

[1]	Mr. Sanderson would also be entitled to a monthly long term disability benefit equal to 66 2/3% of his salary beginning one year from the date of disability until the earlier of the date he has received five years of payments, or his 70th birthday. This benefit is the same one payable to all our salaried employees generally. We entered into a supplemental plan to provide this benefit to Mr. Sanderson because without it, our long term disability plan places an annual dollar limit on the total benefits payable that would have resulted in Mr. Sanderson receiving only 26% of his fiscal 2008 salary.

[2]	Includes shares held through the Management Share Purchase Plan.

[3]	As of October 31, 2008, management believes that it is not probable that performance shares will be earned in connection with the fiscal 2007 or 2008 awards.

[4]	We did not pay bonuses under our fiscal 2008 Bonus Award Program.

     The tables below include information about compensation paid to or earned by our non-employee directors for our fiscal year ended October 31, 2008.
Director Compensation — 2008

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards[1]	Option Awards	Compensation	Earnings	Compensation[2]	Total
Name	($)	($)	($)	($)	($)	($)	($)
John H. Baker, III	64,000	52,790				6,827	123,617
Fred Banks, Jr.	62,000	38,534				5,851	106,385
John Bierbusse	64,000	29,023				6,361	99,384
Toni D. Cooley	60,000	34,977				2,031	97,008
Beverly Wade Hogan	61,000	44,045				1,997	107,042
Robert C. Khayat	61,000	37,728				2,651	101,379
Phil K. Livingston	70,000	40,520				4,117	114,637
Dianne Mooney	62,000	36,208				2,286	100,494
Gail Jones Pittman	64,000	50,569				8,090	122,659
Charles W. Ritter, Jr.	74,000	45,882				5,035	124,917
Rowan H. Taylor	61,000	43,952				4,591	109,543

[1]	Includes 3,000 restricted shares issued to each of Ms. Hogan, Mr. Livingston and Mr. Ritter upon their election or reelection in fiscal 2008, which had a grant date fair value for each grantee of $35.78 per share. Also includes the amortization during fiscal 2008 of previously issued restricted shares, including those granted pursuant to the matching contribution provisions of the Management Share Purchase Plan since its inception in 2005. Acquisitions by non-employee directors under the Management Share Purchase Plan in fiscal 2008 were as follows:

		Shares Acquired in	Total Shares	Grant Date Fair	Grant Date Fair
	Shares Purchased	Company Match	Acquired	Value of Shares	Value of Company
	In Fiscal 2008	In Fiscal 2008	in Fiscal 2008	Purchased	Match
Name	(#)	(#)	(#)	($)	($)
Mr. Baker	1,938	483	2,421	69,002	17,197
Mr. Banks	1,724	430	2,154	61,007	15,216
Mr. Bierbusse	560	139	699	19,981	4,958
Ms. Cooley	970	241	1,211	35,244	8,756
Ms. Hogan	928	231	1,159	33,012	8,218
Mr. Khayat	1,389	345	1,734	49,499	12,293
Mr. Livingston	384	94	478	13,661	3,345
Ms. Mooney	876	217	1,093	30,987	7,676
Ms. Pittman	126	31	157	4,256	1,047
Mr. Ritter	1,126	281	1,407	40,068	9,999
Mr. Taylor	197	41	238	7,002	1,671

[2]	Consists of matching gifts made by the Company under its Matching Gift Program, pursuant to which the Company will match gifts up to $2,500 annually made by directors (and employees) to qualifying colleges and universities, and dividends on restricted stock grants.

     The following table shows the aggregate number of unvested stock awards outstanding for each non-employee director as of October 31, 2008, including all shares granted as matching contributions under the Management Share Purchase Plan since its inception:

Stock Awards
Outstanding at
Name	Fiscal Year End
Mr. Baker	9,600
Mr. Banks	5,846
Mr. Bierbusse	4,868
Ms. Cooley	4,211
Ms. Hogan	5,990
Mr. Khayat	5,338
Mr. Livingston	4,322
Ms. Mooney	4,468
Ms. Pittman	4,198
Mr. Ritter	7,022
Mr. Taylor	5,052
     For a description of cash fees paid to non-employee directors, see the CD&A section, above.
     All restricted stock held by non-employee directors will fully vest in the event of a change in control of our Company. Additionally, all restricted stock held by non-employee directors will become fully vested if the director dies, becomes disabled, or, for shares held in the Management Share Purchase Plan, if the director retires at the completion of his term of service.
INDEPENDENT AUDITORS
     Ernst & Young LLP, New Orleans, Louisiana, were the independent auditors for the Company during the fiscal year ended October 31, 2008. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement at the meeting if he desires to do so, and will be available to respond to any appropriate questions.
     Fees related to services performed for the Company by Ernst & Young LLP in fiscal years 2008 and 2007 are as follows:

	2007	2008
Audit Fees	$462,000	$495,600
Audit-Related Fees	9,325	0
Tax Fees	192,830	243,494
All Other Fees	0	0

Total	$664,155	$739,094

     “Audit Fees” include amounts paid for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q and other regulatory filings, and audit procedures performed with respect to the Company’s internal control over financial reporting, as required by Sarbanes-Oxley Act Section 404. “Audit-Related Fees” include fees for the audit of the Company’s benefit plans and accounting consultations related to financial accounting and reporting standards, and “Tax Fees” consists of amounts paid for tax compliance, advice and planning, which include the preparation and filing of required federal and state income and other tax forms. The Audit Committee has considered whether the provision of services by Ernst & Young LLP for the Company other than audit services is compatible with maintaining Ernst & Young LLP’s independence, and has concluded that it is compatible.

     The Audit Committee preapproves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent auditor prior to engagement, subject to the de minimus exceptions for non-audit services permitted by the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees of one or more Audit Committee members, including authority to grant preapprovals of audit and non-audit services, provided that any decision of that subcommittee to grant preapproval is presented to the full Audit Committee at its next scheduled meeting. For fiscal 2008, the Audit Committee pre-approved all non-audit services performed by the independent auditors.
     The Audit Committee of the Company’s Board of Directors has selected the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2009. Stockholder approval and ratification of this selection is not required by law or by the By-Laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification as a matter of good corporate practice. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2009, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2009. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.
     The Board of Directors recommends a vote FOR the approval and ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2009.

STOCKHOLDER PROPOSAL REGARDING “CAK”
     The Board of Directors recommends that the stockholders vote AGAINST the following Stockholder Proposal offered by People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, VA 23510. PETA has notified us that it beneficially owns 105 shares of our common stock. PETA’s proposed resolution and supporting statement are reproduced verbatim below from PETA’s letter to us dated August 29, 2008. Sanderson Farms takes no responsibility for the accuracy of PETA’s statements.
“Shareholder Resolution Regarding Poultry Slaughter
“RESOLVED that, to advance both Sanderson Farms’ financial interests and the welfare of its birds, shareholders encourage the board to phase in controlled-atmosphere killing (CAK).
“Supporting Statement
“Sanderson Farms’ current slaughter method is cruel and inefficient:
•	Sanderson Farms uses electric immobilization in all its slaughterhouses. This involves shackling live birds, shocking them with electrified water, slitting their throats, and removing their feathers in tanks of scalding-hot water.
•	Birds suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield. They also peck and scratch at each other, which increases carcass contamination.
•	Because the current in the ‘stun’ bath is kept too low to effectively render birds unconscious, they are merely paralyzed by it and have their throats slit while they are still able to feel pain.
•	Birds are often scalded to death in defeathering tanks. When this happens, they defecate in, further decreasing yield and increasing contamination of the next birds to enter the tank.
•	Frenzied birds flap at workers, kick them, and vomit and defecate on them, leading to increased worker injuries and illness and overall poor ergonomics.
“CAK is better for the birds’ welfare and is more efficient:
•	With CAK, birds are placed in chambers while they are still in their transport crates, where their oxygen is replaced with inert gasses, efficiently and gently putting them ‘to sleep.’
•	Every published report on CAK concludes that it is superior to electric immobilization with regard to animal welfare, as do numerous meat-industry scientific advisors like Drs. Temple Grandin, Mohan Raj, and Ian Duncan.
•	Because there is no live shackling or live scalding, product quality and yield (and animal welfare) are greatly improved and contamination is drastically decreased. The manager of a CAK turkey plant in Ohio told Poultry USA that since switching to CAK, his company is ‘starting to quantify the improvements in yield and labor, [and] see the benefits in wings, wing meat, and breast meat.’
•	Because workers only handle birds once they are dead, ergonomics are improved, injury and illness rates are decreased, and the opportunities for workers to abuse live birds are eliminated. The turnover at a Nebraska poultry plant dropped by 75 percent after it installed CAK. ‘Before, every week there was a new person. Now, it’s one of the nicer jobs in the plant,’ said the owner.
“Many poultry retailers are moving toward CAK:
•	Burger King, Popeye’s, Wendy’s, Hardee’s and Carl’s Jr. give purchasing preference or consideration to chicken suppliers that use CAK.
•	Safeway, Harris Teeter and Winn-Dixie are committed to purchasing birds killed by CAK.
•	KFCs in Canada will soon only be using chickens killed by CAK.”

Board Recommendation:
     Sanderson Farms believes that the humane treatment of animals is a moral and ethical responsibility owed by every company holding assets in livestock. We have a long-standing animal welfare policy requiring all of our personnel who work in live poultry operations to treat birds in accordance with the highest animal welfare standards in our industry. Employees who violate the policy are subject to progressive discipline and dismissal. We will also refer any mistreatment of animals in our operations to state and federal authorities if applicable criminal laws are violated.
     We also apply our animal welfare standards to our independent contactors, including our contract growers, whose contracts may be terminated if we determine that these standards have been violated. We conduct extensive, ongoing training programs for our employees and growers in humane animal handling and welfare.
     We continually monitor new technologies and industry practices that may have applications in our operations. We have researched controlled atmosphere stunning, or “CAS,” which is related to controlled atmosphere killing, or “CAK,” for several years. Our most senior executives have met with representatives of manufacturers of the equipment we would need to implement CAS in our operations.
     As a result of our extensive study of this technology, our executive committee, which is a management committee and not a committee of our Board of Directors, issued a position paper on CAS in July 2008. This paper in effect states that, in the opinion of our executive committee, there is no credible scientific study demonstrating that CAS creates an animal welfare advantage over the poultry stunning methods that are typically used in the United States. In fact, the American Association of Avian Pathologists (“AAAP”) and the American College of Poultry Veterinarians (“ACPV”) have issued a statement that CAS systems may actually result in the injury of live birds prior to loss of consciousness. For example, the National Chicken Council (“NCC”) has reported that birds stunned from exposure to gases have been found to gasp for air and exhibit behaviors such as headshaking, wing flapping and convulsions. We note that PETA disagrees with the opinion of our executive committee and discounts the AAAP-ACPV and NCC statements.
     Our research and development scientists continue to study CAS and other emerging techniques. If credible scientific evidence develops demonstrating that CAS, CAK or any other system is a more humane way of processing live poultry, we will take steps to incorporate those procedures in our operations, if they are consistent with our duty to our stockholders and our commitment and moral responsibility to treat our live animals humanely.
     We believe that decisions of this type about our day-to-day operations should be made by our management and our Board of Directors, not by stockholders. We also believe that “phasing in” CAK or CAS at this time would not result in any benefit to our stockholders.
     Accordingly, the Board of Directors recommends that the stockholders vote AGAINST this Stockholder Proposal.
     For this Stockholder Proposal to be adopted, more votes must be cast in favor of it than votes cast against it. The Proxyholder named in the accompanying proxy card will vote AGAINST the foregoing proposal unless the stockholder directs otherwise. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the proposal.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors knows of no matters likely to be brought before the Annual Meeting other than those set forth in the Notice of the Meeting. If other matters properly come before the Meeting, each Proxy will be voted in accordance with the discretion of the Proxyholder named therein.

STOCKHOLDER PROPOSALS
Procedure
     The Company’s By-laws provide that stockholders may nominate individuals for election as directors or propose any other business from the floor at any annual meeting of stockholders. In addition, stockholders may nominate persons for election as directors at any special meeting of stockholders held for that purpose. In each case, stockholder nominations or proposals may be made only if timely written notice has been given to the Secretary of the Company. To be timely, such notice must be received at the principal office of the Company as follows:
     For annual meetings:
•	no earlier than the close of business on the 120th day and no later than the close of business on the 90th day before the first anniversary of the previous year’s annual meeting.
•	However, if the date of the annual meeting is more than 30 days before or more than 60 days later than that anniversary date, no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:
•	the 90th day before the meeting date, or
•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.
     For special meetings:
•	no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:
•	the 90th day before the meeting date, or
•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.
     The By-laws specify what such notices must include.
2010 Annual Meeting
     A stockholder who intends to present a proposal, which relates to a proper subject for stockholder action, at the 2010 Annual Meeting of Stockholders and who wishes such proposal to be considered for inclusion in the Company’s proxy materials for such meeting must cause such proposal to be received, in proper form, at the Company’s principal executive offices no later than September 18, 2009. Any such proposals, as well as any questions relating thereto, should be directed to the Company to the attention of its Chief Financial Officer. Any proposal submitted after September 18, 2009 shall be considered untimely and will not be considered for inclusion in the Company’s proxy material for the 2010 Annual Meeting.
METHODS AND COST OF SOLICITING PROXIES
     The Proxy card enclosed with this Proxy Statement is solicited by and on behalf of the Board of Directors of the Company. In addition to solicitation of stockholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their customers, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock. Whether or not you expect to be present at the Annual Meeting, please sign, date and return the enclosed Proxy card promptly. No postage is necessary if mailed in the United States. The cost of solicitation, including the preparation, printing and mailing, is being paid by the Company.

ADDITIONAL INFORMATION AVAILABLE
     A copy of the Company’s 2008 Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto, is included as part of the Annual Report to Shareholders enclosed herewith.
BY ORDER OF THE BOARD OF DIRECTORS:
/s/ James A. Grimes
Secretary
Dated: January 16, 2009

Please mark your votes as indicated in this example	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.			FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

1.	To elect four Class B Directors to serve until the 2012 annual meeting.		☐	☐	☐	2. To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2009.	☐	☐	☐
	Nominees: 01 John H. Baker, III 02 John Bierbusse	03 Mike Cockrell 04 Rowan H. Taylor
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box above and write the nominee’s name in the space provided below.)						THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “AGAINST” PROPOSAL 3.
							FOR	AGAINST	ABSTAIN
*Exceptions
						3. To consider and act upon a stockholder proposal regarding “CAK.”	☐	☐	☐

Mark Here for Address ☐ Change or Comments SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

SANDERSON FARMS, INC.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
www.sandersonfarms.com/proxy

INTERNET
http:/ www.proxyvoting.com/safm
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY
SANDERSON FARMS, INC.
     The undersigned hereby appoints Mike Cockrell as proxy for the undersigned, with full power of substitution, to vote all of the undersigned’s shares of common stock, $1.00 per share par value, of Sanderson Farms, Inc. at the Annual Meeting on February 19, 2009 (and any adjournments thereof), as instructed herein with respect to the matters herein set forth (and, to the extent not so instructed, as set forth in the related Proxy Statement), and according to his discretion upon all other matters which may properly come before such Meeting.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED UPON THE MATTERS SET FORTH ON THE REVERSE. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND “AGAINST” PROPOSAL 3. THIS PROXY CONFERS DISCRETIONARY VOTING AUTHORITY AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. SEE ACCOMPANYING PROXY STATEMENT.
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SANDERSON FARMS, INC.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲
You can now access your Sanderson Farms account online.
Access your Sanderson Farms shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Sanderson Farms now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
40948